2004 Annual Report Minnesota Municipal Income Fund II
Shareholder UPDATE (Unaudited)

Annual Meeting Results
An annual meeting of the Funds shareholders was held on September 8, 2003. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

(1) The Funds preferred shareholders elected the following directors:

			  Shares   Shares Withholding
			Voted For  Authority to Vote
Roger A. Gibson ........   520 		  -
Leonard W. Kedrowski ...   520 	       	  -

(2) The Funds preferred and common shareholders, voting as a single class, elected the following directors:

			 Shares      Shares Withholding
			Voted For    Authority to Vote
Benjamin R. Field III.. 1,437,061 	   22,263
Mickey P. Foret ....... 1,438,061 	   21,263
Victoria J. Herget .... 1,439,061 	   20,263
Richard K. Riederer.... 1,439,061 	   20,263
Joseph D. Strauss...... 1,435,053 	   24,271
Virginia L. Stringer .. 1,437,061 	   22,263
James M. Wade ......... 1,439,061 	   20,263

(3) The Funds preferred and common shareholders, voting as a single class, ratified the selection by the Funds board of directors of Ernst & Young LLP as the independent public accountants for the Fund for the fiscal year ending January 31, 2004. The following votes were cast regarding this matter:

  Shares      Shares                    Broker
 Voted For  Voted Against  Abstentions Non-Votes
 1,446,888     3,808  	      8,628 	  -